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                                                                   EXHIBIT 10.12

                                   AMENDMENT

                                       TO

                      SENIOR EXECUTIVE SEVERANCE AGREEMENT



     AMENDMENT TO SENIOR EXECUTIVE SEVERANCE AGREEMENT, made and entered into as of the first day of January, 1997 by and between The DII Group, Inc., a Delaware corporation (the "Corporation") and Dermott O'Flanagan. (the "Executive").


                              W I T N E S S E T H


    WHEREAS, the Corporation and Executive are parties to that certain Senior Executive Severance Agreement, dated May 21, 1993 (the "Severance Agreement") and wish to amend the Severance Agreement as herein set forth: and

    WHEREAS, the Board of Directors of the Corporation has approved the following amendments to the Severance Agreement at a meeting of the Board of Directors duly held on May 9, 1995 and has further ratified the following amendments by Unanimous Written Consent of the Board of Directors dated February 28, 1997.

    NOW, THEREFORE,  the parties hereto agree as follows:

    1. Section 4(a) of the Severance Agreement is hereby amended so that said
Section 4(a) shall be and read as follows:

           "a) Payment to the Executive as compensation for services rendered to the Corporation a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the sum of (i) the highest annual base salary received by the Executive during the five-year period prior to the Change of Control (or such shorter period that the Executive was employed by the Corporation or a Subsidiary) or, if the amount would be greater, the highest annualized base salary that the Executive would have received based on the highest base annual salary rate in effect during such period and (ii) the highest annual bonus received by the Executive during such five-year period, in each case calculated without regard to amounts deferred under the qualified and non-qualified plans of the Corporation. In the event that there are fewer than 12 whole or partial months remaining from the date of Termination to the Executive's normal retirement date, the amount to be paid hereunder will be reduced by multiplying it by a fraction the numerator of which is the number of whole or partial months so remaining and the denominator of which is 12."



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    2. Section 5 of the Severance Agreement is hereby amended by replacing the word "options" appearing in the second line thereof with the word "option" and inserting the words "stock incentive," immediately after the word "option" in the second line thereof.

    3. Section 6 of the Severance Agreement is hereby amended by adding the words "and each anniversary thereafter" immediately after the word "anniversary" in the third line thereof.

    4. Section 9 of the Severance Agreement is hereby amended so that said
Section 9 shall be and read as follows:

                       9. Taxes.

           "(a) Notwithstanding anything herein to the contrary, if any of the payments provided for under Section 4 of this Agreement, calculated without regard to any other payments or benefits which the Executive has the right to receive from the Corporation (including acceleration of vesting of options and performance shares), would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the payments pursuant to Section 4 of this Agreement shall be reduced to the largest amount as would result in no payments or portions thereof being nondeductible by the Corporation under Section 280G of the Code, calculated without regard to any other payments which the Executive has the right to receive from the Corporation (including acceleration of vesting of options and peformance shares). In the event that the Executive and the Corporation dispute whether there should be any reduction in payments pursuant to this Section 9, the determination of whether such reduction is necessary shall be made by an independent accounting firm or law firm mutually acceptable to the Executive and the Corporation and such determination shall be conclusive and binding on the Corporation and the Executive.

           (b) In the event that any payment or benefit to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Corporation or a change in ownership or effective control of the Corporation or of a substantial portion of its assets (each a "Payment" and collectively, the "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment"), such that the net amount retained by the Executive, after deduction and/or payment of any Excise Tax on the Payments and the Gross-Up Payment and any federal, state and local

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      income tax on the Gross-Up Payment (including any interest or penalties, other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes), shall be equal to the Payments. Notwithstanding the foregoing, the amount of the Gross-Up Payment otherwise required pursuant to Section 9(b) of this Agreement shall be reduced by an amount equal to the Gross-Up Payment (if any) that would have been required under the preceding portion of
      Section 9(b) of this Agreement if no payments or benefits arising from or relating to the acceleration, vesting or lapsing of restrictions on incentive awards (including, without limitation, stock options, performance shares and restricted stock) had been made.

           (c) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Corporation's expense by an accounting firm selected by the Corporation and reasonably acceptable to the Executive which is designated as one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Corporation and the Executive within five days of the termination date if applicable, or such other time as requested by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive as provided in Section 9(b) above, it shall furnish the Executive with an opinion reasonably acceptable to the Executive to such effect. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this Paragraph 9(c) shall be paid by the Corporation to the Executive within five days of the receipt of the Accounting Firm's determination. The existence of the Dispute shall not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Corporation shall promptly pay to the Executive any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Corporation and the Executive subject to the application of Section 9(d) below.

           (d) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Excess Payment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to the Executive from any governmental taxing authority that the

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      Executive's tax liability (whether in respect of the
      Executive's current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Corporation has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, (iii) by reason of a determination by the Corporation (which shall include the position taken by the Corporation, together with its consolidated group, on its federal income tax return) or (iv) upon the resolution of the Dispute to the Executive's satisfaction. If an Underpayment occurs, the Executive shall promptly notify the Corporation and the Corporation shall promptly, but in any event, at least five days prior to the date on which the applicable government taxing authority has requested payment, pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus an amount that, net of federal, state and local income taxes, is equal to any interest and penalties (other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on the Executive's return) imposed on the Underpayment. An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which the Executive had previously received a Gross-Up Payment. A "Final Determination" shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in the Executive's tax liability by reason of the Excess Payment and upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations period with respect to the Executive's applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Corporation to the Executive and the Executive shall pay to the Corporation on demand (but not less than 10 days after the determination of such Excess Payment and written notice has been delivered to the Executive) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in
      Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Corporation.

           (e) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Corporation shall pay to the applicable government taxing authorities as Excise Tax

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      withholding, the amount of the Excise Tax that the Corporation has actually withheld from the Payment or Payments."

      5. Section 10(f) of the Severance Agreement is hereby amended to change the addresses to which notices and other communications hereunder shall be sent as follows:

      If to the Executive:

      Dermott O'Flanagan
      7388 Windsor Drive
      Boulder, Colorado  80301

      If to the Corporation:

      The DII Group, Inc.
      6273 Monarch Park Place
      Suite 200
      Niwot, Colorado  80503
      Attention:  Chief Executive Officer





      6. Except as otherwise expressly provided herein, the Severance Agreement shall continue in full force and effect.


      IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.



                                        ----------------------------------------
                                        Dermott O'Flanagan


                                        THE DII GROUP, INC.


                                        ----------------------------------------
                                        Name:
                                        Title:




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